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                                                                  EXHIBIT 10.17

[LETTERHEAD]                                                              [LOGO]




                                        August 10, 1993



Mr. H. James Gallagher
2416 Paseo Del Mar
Palos Verdes Estates, CA 92714

Dear Jim:

                  It is with a great deal of pleasure that I am extending to you an offer to join CalMat in the position of Executive Vice President, Finance. This letter will outline the terms of CalMat's offer. We ask that you signify your acceptance of employment on these terms by signing the duplicate copy of this letter that is enclosed and returning it to me as soon as possible.

          I.      BASE SALARY

                  From the time you begin work at CalMat (which we understand will be in early September) until December 31, 1993, your base salary will be $2,000 per month. Beginning January 1, 1994, your base salary will be $16,667 a month (which annualizes to $200,000 a year). This salary is to be reviewed in accordance with the CalMat Executive Compensation Program as of January 1, 1995.

         II.      BONUS

                  You will be eligible for bonus consideration for fiscal year 1993 and future years in accordance with the Company's program for senior executive bonuses.

        III.      STOCK OPTIONS

                  You will receive 22,000 shares as an initial grant, pursuant to the terms of the Company's existing stock option plans. Any future grants would be in accordance with the CalMat Executive Compensation & Stock Option program.

         IV.      COMPANY CAR

                  A company car will not be provided, but business mileage will be reimbursed at 28c. per mile.

          V.      PENSION/401-K

                  You will be eligible to participate in the CalMat Salaried Employees Thrift and Profit Sharing Retirement Plan. Please note that this plan has a one-year waiting period which cannot be waived.  You may elect to roll over any 401-K monies you currently have into the CalMat plan.
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[LOGO]                                                    Mr. H. James Gallagher
                                                                 August 10, 1993
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         VI.      NONQUALIFIED DEFERRED COMPENSATION PLAN

                  After the first year waiting period, you will be eligible to participate in the Nonqualified Deferred Compensation Plan and have the option of deferring 1% to 4% of base salary, in accordance with plan rules.

        VII.      HEALTH AND WELFARE

                  You will participate in the CalMat Health and Welfare Plan for salaried employees, following a 60-day waiting period. To the extent not paid by your former employer, the Company will reimburse your current employee COBRA cost through the duration of the waiting period. Once you are covered by the CalMat Health and Welfare Plan, you will receive medical and dental benefits in accordance with the plan. In addition, the Company will provide Company-paid life insurance of two times annual base salary; accidental death and dismemberment insurance at two times annual base salary; travel accident insurance at $300,000; and long-term disability insurance providing for 60% of base salary after a 90-day waiting period. You may purchase supplemental accident insurance up to $500,000.

       VIII.      VACATIONS

                  For purposes of vacation eligibility, you will be credited with eighteen years service on your starting date. For the remainder of calendar 1993, you will be entitled to seven days vacation time.

         IX.      AT-WILL EMPLOYMENT AND SEVERANCE ARRANGEMENTS

                  By accepting employment on the terms set forth in this offer letter, you agree that your employment and compensation are at-will and therefore can be terminated, with or without cause, at any time, and without prior notice, at your option or the Company's option. This at-will employment relationship will remain in effect throughout your employment with the Company, unless it is specifically modified by an express written employment agreement, authorized by the Company's Board of Directors.

                  No CalMat employment policy, nor any written or oral statement or promise, nor any course of conduct, practice, award, promotion, transfer, or length of service creates an express or implied contract modifying this at-will relationship. Your acceptance of at-will employment with CalMat is a material part of this offer of employment and is an express condition of your employment.

                  In the event that CalMat at any time chooses to exercise its right to terminate you without cause, your base salary will be continued on a month-to-month basis, for a maximum period of twelve months, or until you accept other employment, whichever is less, less legally required deductions and withholdings, as severance pay. In addition, CalMat will waive payment of costs of continued health coverage under COBRA for up to twelve months. These will be the only payments to which you will be entitled in the event of termination without cause.
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[LOGO]                                                    Mr. H. James Gallagher
                                                                 August 10, 1993
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                  Enclosed for your information and consideration are materials describing CalMat's benefit programs and personnel policies, and copies of the Company's latest Annual Report and related documents, as listed on the attachment to this letter.

                  Jim, we are very excited about your joining CalMat, and we look forward to having you on board.

                                       Very truly yours,

                                       /s/ A. Frederick Gerstell

                                       A. Frederick Gerstell
                                       Chairman of the Board
                                       President and Chief Executive Officer




Acceptance of offer of employment:

I hereby accept employment with CalMat
on the terms and conditions stated above.


Dated: 8/12, 1993


/s/ H. James Gallagher
- -----------------------
H. James Gallagher
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[LOGO]                                                    Mr. H. James Gallagher
                                                                 August 10, 1993
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                    ATTACHMENTS TO LETTER OF AUGUST 10, 1993
                           TO MR. H. JAMES GALLAGHER


1.       1992 Annual Report, Form 10-K and Form 10-K/A

2.       Proxy Statement for 1993 Annual Meeting

3.       Forms 10-Q dated March 31, 1993 and June 30, 1993

4. CalMat Employee Benefits Package (sent previously under separate cover)

5. CalMat Employee Health and Disability Insurance Information (sent previously under separate cover)

6. CalMat Personnel Policies Manual for Salaried Employees in California dated January 1992